Rule 10f-3 Transactions

Laudus Small-Cap MarketMasters
Sub-Adviser: Neuberger Berman



Name of Security:	Airvana Inc.

Total Offering:		US $58,100,000

Total Purchased:	US$2,800,000

Price/Unit:		US$7.00

Trade date:		July 19, 2007

Purchased from:	Morgan Stanley

Other syndicate members (list names):

Morgan Stanley & Co. Inc.
Lehman Brothers Inc.
Deutsche Bank Securities Inc.
UBS Securities LLC



?Eligible for purchase?					X Yes
	    No

?Lowest price paid by any purchaser?			X Yes	    No

? Purchased on first date on which sales were made?	X Yes	    No

?Reasonability test passed?				X Yes	    No

?Less than 25% of total offering amount?		X Yes	    No

?No compensation to affiliated broker?			X Yes
	    No

?Firm commitment underwriting?				 X Yes	    No



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